UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2012

BankAtlantic Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-13133	65-0507804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road Ft. Lauderdale, Florida		33309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 954-940-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 13, 2012, BankAtlantic Bancorp, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its November 1, 2011 Stock Purchase Agreement (the “Agreement”) with BB&T Corporation (“BB&T”) which provides for the Company’s sale of BankAtlantic to BB&T (the ”Transaction”).

The purchase price under the Agreement was not impacted by the Amendment and continues to reflect a deposit premium (the “Premium”) (estimated based on September 30, 2011 balances to be approximately $301.9 million) to the closing net asset value of BankAtlantic. The estimated Premium represents 9.05% of total deposits and 10.32% of non-CD deposits of BankAtlantic at September 30, 2011, and will be increased or decreased at closing by 10.32% of the amount by which the average daily closing balance of non-CD deposits during the ten business day period ending on the business day immediately preceding the closing exceeds or is less than $2.915 billion, provided that the Premium will not exceed $315.9 million.

Under the terms of the Amendment, BB&T will assume the Company’s obligations with respect to the Company’s approximately $285 million in principal amount of outstanding trust preferred securities (“TruPs”). The Company has agreed to pay at the closing all interest accrued on the TruPs through closing. As previously disclosed, the Court of Chancery of the State of Delaware issued an order enjoining the transactions contemplated by the November 1, 2011 Agreement in litigation brought by purported holders of direct or indirect interests in the TruPs alleging that the transaction violated certain covenants contained in the TruPs indentures and that the assumption of the TruPs by BB&T was required.

The November 1, 2011 Agreement contemplated that BankAtlantic would distribute to the Company specifically identified assets, including certain performing and non-performing loans and tax certificates, real estate owned and related reserves as well as previously written off assets, which in the aggregate were recorded on the balance sheet of BankAtlantic at approximately $624 million as of September 30, 2011. Based on BB&T’s assumption of the Company’s outstanding TruPs obligations, the Company and BB&T agreed in the Amendment that certain of those assets originally contemplated to be distributed to the Company will, as described below, now be distributed to a newly formed limited liability company (the “LLC”) and that the balance of the assets including approximately $175 million in commercial real estate nonaccrual loans and real estate owned (based on BankAtlantic’s book value gross of any reserves as of January 31, 2012) will be distributed to the Company. The Company continues to expect that the assets to be distributed to it will be held initially in one or more of its subsidiaries, which will also assume any liabilities related to the assets.

The Amendment provides that the LLC will receive approximately $424 million of loans and $17 million of real estate owned and other assets, net (based on BankAtlantic’s book value gross of any reserves as of January 31, 2012) previously held by BankAtlantic. The assets held by the LLC are expected to be monetized over a maximum of seven years. BB&T will hold a 95% preferred interest in the LLC until such time as it has recovered $285 million in preference amount plus a priority return of LIBOR + 200 basis points per annum on any unpaid principal amount. At that time, BB&T’s interest in the LLC will terminate, and the Company, which will initially hold a 5% preferred interest in the LLC, will thereafter be entitled to any and all residual proceeds. The Company has also agreed to provide BB&T with an incremental $35 million guarantee to further assure BB&T’s recovery within seven years of the $285 million preference amount. BankAtlantic Bancorp’s interest in the LLC is in addition to the above-described loans and real estate owned to be retained by BankAtlantic Bancorp following the closing.

As previously disclosed, under the terms of the Agreement, the sum of the deposit premium and the net asset value of BankAtlantic, as calculated pursuant to the terms of the Agreement as of the closing after giving effect to the asset distributions described above, will be paid in cash at the closing. If the sum is a positive number, it will be paid by BB&T to the Company. If the sum is a negative number, it will be paid by the Company to BB&T.

Closing of the transaction remains subject to the receipt of all required regulatory approvals and other closing conditions, including the receipt by the Company of the required shareholder approval under Florida law. As previously disclosed, BFC Financial Corporation (BFCF.PK) (“BFC”), holder of 53% of the Company’s Class A Common Stock and all of the Company’s Class B Common Stock, representing in the aggregate approximately 75% of the total voting power of the Company’s capital stock, executed an agreement with BB&T (the “Support Agreement”), which requires that BFC deliver an action by written consent approving the Agreement and the transactions contemplated thereby without a meeting. In connection with the Amendment, BFC entered into an amendment to the Support Agreement confirming that its obligations thereunder apply to the Agreement and the transactions contemplated thereby, as amended by the Amendment. Following delivery of the written consent, the Company will disseminate to its shareholders an information statement in accordance with Regulation 14C under the Securities Exchange Act of 1934 containing additional information about the Transaction.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Agreement which is incorporated by reference as Exhibit 2.1 hereto and the copy of the Amendment attached as Exhibit 2.2 hereto and incorporated herein by reference. Reference is also made to the information set forth under Item 1.01 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 7, 2011, relating to the Agreement, except as described above or otherwise amended by the Amendment.

The foregoing summary and the documents attached to, and/or incorporated by reference into, this Current Report on Form 8-K are intended to provide investors and security holders with information regarding the terms of the Agreement and the Amendment. They are not intended to provide any other factual information about the Company or its subsidiaries and affiliates. The Agreement and the Amendment contain representations and warranties of the Company and its subsidiaries made solely for the benefit of BB&T. The representations and warranties are qualified by information in confidential disclosure schedules that the Company delivered to BB&T in connection with their entry into the Agreement and the Amendment. The disclosure schedules contain information that modifies, qualifies and creates exceptions to such representations and warranties. In addition, such representations and warranties may apply standards of materiality in a way that is different from what may be viewed as material by security holders of, or other investors in, the Company. Moreover, the representations and warranties were used for the purpose of allocating risk between the Company, on the one hand, and BB&T, on the other hand. Accordingly, you should read the representations and warranties not in isolation but only in conjunction with the other information about the Company and its subsidiaries or affiliates that are included in reports, statements and other filings made with the

SEC, and you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Security holders and investors are not third-party beneficiaries under the Agreement.

On March 13, 2012, the Company issued a press release announcing its entry into the Amendment. A copy of such press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 2.1	Stock Purchase Agreement, dated as of November 1, 2001, between BB&T Corporation and BankAtlantic Bancorp, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 7, 2011)*

Exhibit 2.2	Amendment to Stock Purchase Agreement, dated as of March 13, 2012, between BB&T Corporation and BankAtlantic Bancorp, Inc.*

Exhibit 99.1	Press release dated March 13, 2012

*	The schedules to this document have been omitted pursuant to Item 601(b)(2) of Regulation S-K of the SEC. The Company will furnish the omitted schedules to the SEC upon request therefor by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2012	BANKATLANTIC BANCORP, INC.

	By:	/s/ Valerie C. Toalson
Valerie C. Toalson
Executive Vice President - Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

2.1	Stock Purchase Agreement, dated as of November 1, 2011, between BB&T Corporation and BankAtlantic Bancorp, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 7, 2011)

2.2	Amendment to Stock Purchase Agreement, dated as of March 13, 2012, between BB&T Corporation and BankAtlantic Bancorp, Inc.

99.1	Press release dated March 13, 2012

*	The schedules to this document have been omitted pursuant to Item 601(b)(2) of Regulation S-K of the SEC. The Company will furnish the omitted schedules to the SEC upon request therefor by the SEC.